Exhibit 99.2

To: Shareholders, Employees and Friends

February 16, 2006

Hudson Highland Group 2005 Fourth Quarter and Full-Year

Financial Results Show Continued Improvement

Consolidated Results

Historically, the fourth quarter of the year is a strong period in the recruitment industry. Though not as strong as originally expected, the company delivered a solid performance in the fourth quarter, achieving good overall improvement against the year-ago results and continuing progress toward its long-term goals.

In the fourth quarter of 2005, consolidated revenue and gross margin both increased by 3 percent from the same period in 2004. On a constant currency basis, revenue and gross margin dollars increased 6 percent. Gross margin percentage was 37.4 percent, compared to 37.5 percent in the fourth quarter of 2004. Temporary contracting margins improved to 18.7 percent, up from 17.9 percent in the year ago period. Consolidated EBITDA was up 45 percent year-over year to $7.1 million compared with $4.9 million in the fourth quarter of 2004. EBITDA rose 54 percent on a constant currency basis. Consolidated EBITDA was 2.0 percent of revenue in the fourth quarter of 2005 compared with 1.4 percent in the same period of 2004.

For the full year 2005, consolidated revenue and gross margin both increased by 14 percent from 2004. On a constant currency basis, revenue increased 12 percent and gross margin dollars increased 13 percent. Gross margin percentage was 37.6 percent, compared to 37.4 percent in 2004. Temporary contracting margins improved to 18.0 percent, up from 17.4 percent last year. Consolidated EBITDA totaled $29.6 million compared with a loss of $3.1 million in 2004 and was 2.1 percent of revenue in 2005, compared with negative 0.2 percent in 2004.

Particularly strong fourth quarter performances were achieved in Hudson Europe, where EBITDA increased more than 400 percent as the region focused on improving profitability, and Highland Partners, where EBITDA more than tripled on modest revenue growth.

The company set a target in 2005 to return 25 to 50 percent of increased gross margin dollars to EBITDA. In the fourth quarter, $2.6 million, or 33 percent of the $8.0 million increase in consolidated gross margin in constant currency, was realized in EBITDA. For the full year 2005, $30.9 million, or 51 percent of the $60.8 million increase in consolidated gross margin in constant currency, was realized in EBITDA.

Consolidated net income in the quarter was $2.8 million, including depreciation and amortization of $4.7 million, interest expense of $0.6 million due to increased borrowing on the company’s credit facility, and non-operating income of $0.7 million. The company had a tax credit of $0.3 million during the quarter due to lower income in Asia Pacific and a reduction in the prior year Australian tax provision. Basic and diluted earnings per share in the quarter were $0.12 and $0.11, respectively, up from a net loss of $0.07 per basic and diluted earnings per share in the year-ago period.

Consolidated net income in 2005 was $5.3 million, including depreciation and amortization of $18.4 million, interest of $1.9 million, non-operating income of $1.0 million and tax expense of $5.0 million. 2005 basic and diluted earnings per share were $0.24 and $0.22, respectively, up from a 2004 net loss of $1.38 per basic and diluted share.

Strategic Review

The company’s strategy is founded on three primary elements: 1) focusing on core high-growth, high-margin business lines, 2) increasing the percentage of professional contracting and project solutions in our business portfolio to help offset the inherent volatility of permanent recruitment, and 3) leveraging our human capital solutions (HCS) service offerings to deliver greater value to our clients and further distinguish us from our competitors.

Achieving our high-growth, high-margin business focus and mix may mean that we sacrifice revenue growth for improved profitability in the short term by exiting lower-margin businesses to redirect resources to expand higher-margin operations. Exemplifying this strategy, the company’s fourth quarter EBITDA increased 45 percent while revenue grew at a modest 3 percent rate. More specifically, during the same period, the temporary contracting revenue of Hudson United Kingdom declined 2 percent while the gross margin rose 2 percent and EBITDA as a percent of revenue increased to 4.5 percent from 3.1 percent a year ago.

Regarding our goal to reduce the impact of permanent recruitment volatility, temporary contracting represented 37 percent of gross margin for the fourth quarter of 2005, up from 34 percent a year ago. In addition, on a constant currency basis, contracting gross margin grew 13 percent in the quarter, while permanent placement gross margin rose only 2 percent during the period. Moreover, acquisitions in 2004 and 2005 contributed to this strategic goal, all of which consisted of businesses primarily engaged in high-margin contracting and project solutions.

Finally, the company’s HCS business is core to the firm’s value proposition and responds to a growing demand from clients for value-added services that complement our core recruitment offerings. Further, it supports our high-growth, high-margin business focus and contributed 10 percent of consolidated gross margin in 2005. During the fourth quarter, we completed a small HCS acquisition in North America that brought to the company new leadership development service offerings and will further our plans to expand our international offerings domestically.

Regional Review

During the fourth quarter of 2005, Hudson North America achieved strong 20 percent revenue growth. Gross margin increased 19 percent, driven by a 35 percent increase in permanent recruitment and a 14 percent increase in temporary contracting (78 percent of gross margin dollars). Average weekly contractors on billing increased 24 percent in the 2005 fourth quarter compared with the previous year, and 6 percent over the third quarter of 2005. Temporary gross margin was 21.1 percent of revenue compared with 22.0 percent in the fourth quarter of 2004 due to higher benefits payments, higher workers’ compensation expense and the resolution of Peoplesoft billing delays in the third quarter that resulted in some customer credits in the fourth quarter.

Hudson North America’s gross margin gains reflect year-over-year increases in three of its core business lines: Legal increased 25 percent, Accounting & Finance increased 6 percent, and Engineering, Aerospace & Defense increased 154 percent. IT decreased 9 percent as continued declines in a specific customer account offset small growth in the base business.

On a sequential basis, revenue increased 7 percent in Hudson North America in the fourth quarter compared with the third quarter of 2005, while gross margin increased 4 percent. Gross margin increased 41 percent sequentially in Aerospace & Defense and 6 percent in IT, but decreased 13 percent in Accounting & Finance and 6 percent in Legal.

In the fourth quarter of 2005, less than half of contract work in Accounting and Finance related to Sarbanes-Oxley, compared to a significant majority a year ago. The reduction has been offset by increases in the areas of risk management, internal audit, and general financial solutions work, all areas where we expect continued growth.

Hudson North America reported $5.0 million in EBITDA, up from $4.7 million in the fourth quarter of 2004. The unit achieved EBITDA equal to 4.3 percent of revenue, and returned 8 percent of the increase in gross margin dollars to EBITDA. The low leverage in the quarter was primarily due to higher professional fees related to the installation of Peoplesoft. While some consulting expenses will likely continue through the first half of 2006, we believe we have fully addressed the billing timeliness issues, and we expect, with continued monitoring and refinement over the next several quarters, to reap the benefits of a more robust support system in North America.

Hudson Europe revenue decreased by 2 percent in the fourth quarter, while gross margin was flat. In constant currency, revenue increased 4 percent and gross margin increased 8 percent in the quarter. Excluding the Balance acquisition, constant currency revenue decreased 4 percent while gross margin increased 2 percent in the quarter.

Hudson Europe achieved $3.6 million in EBITDA in the fourth quarter compared to $0.7 million in the same quarter last year, a significant improvement. Again, in line with management’s focus on sustainable profitability, Hudson Europe achieved an EBITDA of 3.0 percent of revenue compared to less than 1 percent last year. Hudson United Kingdom results were strong with EBITDA increasing by 41 percent over the year ago period, reaching 4.5 percent of revenue in local currency. Other key EBITDA contributions came from Belgium and recently acquired Netherlands-based Balance, and from improvements in France, Netherlands, Spain, and Central and Eastern Europe.

Hudson Asia Pacific revenue and gross margin decreased 6 percent in the fourth quarter of 2005 compared to the previous year. In constant currency, revenue was down 5 percent and gross margin was down 4 percent. Hudson Asia Pacific earned $4.9 million in EBITDA, or 4.8 percent of revenue, compared to $7.5 million a year ago.

Hudson Asia Pacific includes both Australia/New Zealand and Asia. Hudson Australia/New Zealand revenue declined by 6 percent and gross margin declined by 7 percent in constant currency compared to the fourth quarter of 2004, impacted by hiring freezes and slowing demand in the IT, Telecom and Financial Services sectors. Hudson Australia/New Zealand’s permanent placement gross margin was down 8 percent and temporary contracting gross margin was down 3 percent in constant currency in the quarter compared to the year ago period. EBITDA as a percent of revenue was 3.9 percent in Hudson Australia/New Zealand.

Though demand slowed in Japan, Hudson Asia revenue and gross margin both increased by 10 percent in the fourth quarter, primarily on growth in Singapore and Hong Kong. EBITDA as a percent of revenue was 16 percent in Hudson Asia in the fourth quarter in constant currency.

The declines in Australia/New Zealand are best understood in the context of the general economic environment. Macroeconomic data for Australia is not indicating recessionary conditions. While Australian GDP is forecast by Westpac Bank to grow 3 percent in 2006, up from a 2.5 percent growth rate last year, variations in economic strength among the Australian states are having an impact on our business. The fastest growing areas are Western Australia and Queensland, where the largest driver of growth is the mining and natural resources sector, but in which we have smaller operations. By contrast, the areas where our professional service lines predominate – New South Wales and Victoria – are experiencing slower growth. In New Zealand, a market that represents about 25 percent of Hudson Australia/New Zealand gross margin, GDP growth is forecast to slow to 1.2 percent this year compared with 2.4 percent last year and 4.4 percent in 2004.

Considering these factors, we anticipate softness in Australia and New Zealand continuing into 2006, but within the context of a growing economy. It is normal to encounter headwinds in different national economies and it is seldom the case that all economies are growing robustly at the same time. In light of these factors, the company has taken and expects to continue to take steps to cushion the effects without affecting the revenue producing capacity of the business.

Results at Highland Partners continued to improve. Revenue increased 5 percent in constant currency in the fourth quarter compared to prior year and EBITDA reached $1.7 million, up from $0.6 million in the year ago period. Highland Partners achieved EBITDA equal to 10.4 percent of revenue in the fourth quarter.

Guidance

Given the current economic environment, the company expects 2006 EBITDA as a percentage of revenue to be 2.5 to 3.5 percent, constant currency revenue growth of 1 to 5 percent and constant currency gross margin growth of 5 to 10 percent. This guidance is based on expectations of constant currency revenue growth of 7 to 12 percent for Hudson North America, 0 to 5 percent for Hudson Europe and Highland Partners, and -5 to 5 percent in Hudson Asia Pacific. This guidance does not reflect the impact of any acquisitions or divestitures that the company may consider in the future.

For the first quarter of 2006, historically the smallest profit generating quarter of the year, the company expects lower revenue and EBITDA than the prior year period due to business conditions in the Asia Pacific region.

Beginning in the first quarter of 2006, the company will record compensation expense related to outstanding employee stock options in accordance with FAS 123R. Based on current information, the company anticipates the impact of this to be $4.9 million for the full year 2006. Corresponding costs in 2005 would have been $4.5 million.

Safe Harbor Statement

This press release contains statements that the company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including those under the caption “Guidance” and other statements regarding the company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, the impact of global economic fluctuations on temporary contracting operations; the cyclical nature of the company’s executive search and mid-market professional staffing businesses; the company’s ability to manage its growth; risks associated with expansion; risks and financial impact associated with disposition of non-strategic assets; the company’s reliance on information systems and technology; competition; fluctuations in operating results; risks relating to foreign operations, including foreign currency fluctuations; dependence on highly skilled professionals and key management personnel; the impact of employees departing with existing executive search clients; risks maintaining professional reputation and brand name; restrictions imposed by blocking arrangements; exposure to employment-related claims, and limits on insurance coverage related thereto; government regulations; and restrictions on the company’s operating flexibility due to the terms of its credit facility. Additional information concerning these and other factors is contained in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release. The company assumes no obligation, and expressly disclaims any obligation, to review or confirm analysts’ expectations or estimates or to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Financial Tables Follow, Presented in Refined Segment Information Format

HUDSON HIGHLAND GROUP, INC.

SEGMENT ANALYSIS

(in thousands)

(unaudited)

For the Three Months Ended December 31, 2005	Hudson Americas (2)	Hudson Europe	Hudson Asia Pacific	Highland Partners	Corporate	Total
Revenue	$117,472	$117,282	$102,641	$16,574	$—	$353,969

Gross margin	$30,262	$49,917	$36,288	$15,922	$—	$132,389

Adjusted EBITDA (1)	$4,768	$3,597	$4,905	$1,740	$(7,831)	$7,179

Business reorganization expenses	1	37	43	9	—	90
Merger and integration (recoveries)	—	—	(35)	—	—	(35)

EBITDA (1)	4,767	3,560	4,897	1,731	(7,831)	7,124

Depreciation and amortization	1,471	1,828	926	331	155	4,711

Operating income (loss)	$3,296	$1,732	$3,971	$1,400	$(7,986)	$2,413

For the Three Months Ended December 31, 2004	Hudson Americas (2)	Hudson Europe	Hudson Asia Pacific	Highland Partners	Corporate	Total
Revenue	$98,259	$120,250	$109,622	$15,959	$—	$344,090

Gross margin	$25,597	$49,687	$38,519	$15,123	$—	$128,926

Adjusted EBITDA (1)	$3,680	$1,427	$7,391	$939	$(7,514)	$5,923

Business reorganization expenses (recoveries)	(150)	275	—	(214)	—	(89)
Merger and integration expenses (recoveries)	139	447	(91)	595	—	1,090

EBITDA (1)	3,691	705	7,482	558	(7,514)	4,922

Depreciation and amortization	1,622	1,114	2,315	500	195	5,746

Operating income (loss)	$2,069	$(409)	$5,167	$58	$(7,709)	$(824)

(1)	Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.
(2)	See attached Hudson Americas Segment Analysis for further details.

HUDSON HIGHLAND GROUP, INC.

SEGMENT ANALYSIS

(in thousands)

(unaudited)

For the Year Ended December 31, 2005	Hudson Americas (2)	Hudson Europe	Hudson Asia Pacific	Highland Partners	Corporate	Total
Revenue	$446,949	$481,623	$436,877	$62,827	$—	$1,428,276

Gross margin	$114,414	$204,439	$158,345	$59,733	$—	$536,931

Adjusted EBITDA (1)	$14,385	$16,164	$30,563	$4,174	$(35,539)	$29,747

Business reorganization expenses (recoveries)	510	(42)	43	(278)	—	233
Merger and integration (recoveries)	(35)	—	(35)	—	—	(70)

EBITDA (1)	13,910	16,206	30,555	4,452	(35,539)	29,584

Depreciation and amortization	5,217	4,771	6,501	1,354	569	18,412

Operating income (loss)	$8,693	$11,435	$24,054	$3,098	$(36,108)	$11,172

For the Year Ended December 31, 2004	Hudson Americas (2)	Hudson Europe	Hudson Asia Pacific	Highland Partners	Corporate	Total
Revenue	$334,765	$447,483	$412,427	$61,679	$—	$1,256,354

Gross margin	$86,662	$182,069	$143,360	$58,129	$—	$470,220

Adjusted EBITDA (1)	$5,281	$969	$23,358	$2,871	$(31,473)	$1,006

Business reorganization expenses (recoveries)	1,051	225	(260)	2,345	—	3,361
Merger and integration expenses (recoveries)	(113)	447	(193)	595	—	736

EBITDA (1)	4,343	297	23,811	(69)	(31,473)	(3,091)

Depreciation and amortization	5,307	4,773	6,163	1,805	2,060	20,108

Operating income (loss)	$(964)	$(4,476)	$17,648	$(1,874)	$(33,533)	$(23,199)

(1)	Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.
(2)	See attached Hudson Americas Segment Analysis for further details.

HUDSON HIGHLAND GROUP, INC.

HUDSON AMERICAS SEGMENT ANALYSIS

(in thousands)

(unaudited)

	For the Three Months Ended December 31, 2005			For the Three Months Ended December 31, 2004
	N. America	Development	Total	N. America	Development	Total
Revenue	$117,062	$410	$117,472	$97,818	$441	$98,259

Gross margin	$29,919	$343	$30,262	$25,155	$442	$25,597

Adjusted EBITDA (1)	$5,044	$(276)	$4,768	$4,653	$(973)	$3,680

Business reorganization (recoveries) expenses	1	—	1	(150)	—	(150)
Merger and integration expenses	—	—	—	139	—	139

EBITDA (1)	5,043	(276)	4,767	4,664	(973)	3,691

Depreciation and amortization	1,395	76	1,471	1,542	80	1,622

Operating income (loss)	$3,648	$(352)	$3,296	$3,122	$(1,053)	$2,069

	For the Year Ended December 31, 2005			For the Year Ended December 31, 2004
	N. America	Development	Total	N. America	Development	Total
Revenue	$444,877	$2,072	$446,949	$333,061	$1,704	$334,765

Gross margin	$112,889	$1,525	$114,414	$85,054	$1,608	$86,662

Adjusted EBITDA (1)	$18,001	$(3,616)	$14,385	$10,707	$(5,426)	$5,281

Business reorganization expenses	510	—	510	1,051	—	1,051
Merger and integration (recoveries)	(35)	—	(35)	(113)	—	(113)

EBITDA (1)	17,526	(3,616)	13,910	9,769	(5,426)	4,343

Depreciation and amortization	4,908	309	5,217	5,040	267	5,307

Operating income (loss)	$12,618	$(3,925)	$8,693	$4,729	$(5,693)	$(964)

(1)	Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

HUDSON HIGHLAND GROUP, INC.

RECONCILIATION FOR CONSTANT CURRENCY

(in thousands)

(unaudited)

The company defines the term “constant currency” to mean that financial data for a period are translated into U.S. Dollars using the same foreign currency exchange rates that were used to translate financial data for the previously reported period. Changes in revenues, direct costs, gross margin and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currency and believes these results better represent the company’s underlying business trends.

The company believes that these calculations are a useful measure, indicating the actual change in operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the company’s economic condition.

	For the three months ended December 31,
	2005			2004
	As reported	Currency translation	Constant currency	As reported
Revenue
Hudson Americas	$117,472	$(28)	$117,444	$98,259
Hudson Europe	117,282	8,197	125,479	120,250
Hudson Asia Pacific	102,641	1,537	104,178	109,622
Highland	16,574	158	16,732	15,959

Total revenue	$353,969	$9,864	$363,833	$344,090

Direct costs
Hudson Americas	$87,210	$(25)	$87,185	$72,662
Hudson Europe	67,365	4,545	71,910	70,563
Hudson Asia Pacific	66,353	825	67,178	71,103
Highland	652	(4)	648	836

Total direct costs	$221,580	$5,341	$226,921	$215,164

Gross margin
Hudson North Americas	$30,262	$(3)	$30,259	$25,597
Hudson Europe	49,917	3,652	53,569	49,687
Hudson Asia Pacific	36,288	712	37,000	38,519
Highland	15,922	162	16,084	15,123

Total Gross margin	$132,389	$4,523	$136,912	$128,926

Selling, general and administrative (a)
Hudson Americas	$26,965	$(10)	$26,955	$23,539
Hudson Europe	48,148	3,580	51,728	49,374
Hudson Asia Pacific	32,309	525	32,834	33,443
Highland	14,513	183	14,696	14,684
Corporate	7,986	—	7,986	7,709

Total Selling, general and administrative expenses (a)	$129,921	$4,278	$134,199	$128,749

(a)	Selling, general and administrative expenses include the Condensed Consolidated Statements of Operations’ captions: selling, general and administrative and depreciation and amortization.

HUDSON HIGHLAND GROUP, INC.

RECONCILIATION FOR CONSTANT CURRENCY

(in thousands)

(unaudited)

The company defines the term “constant currency” to mean that financial data for a period are translated into U.S. Dollars using the same foreign currency exchange rates that were used to translate financial data for the previously reported period. Changes in revenues, direct costs, gross margin and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currency and believes these results better represent the company’s underlying business trends.

The company believes that these calculations are a useful measure, indicating the actual change in operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the company’s economic condition.

	For the year ended December 31,
	2005			2004
	As reported	Currency translation	Constant currency	As reported
Revenue
Hudson Americas	$446,949	$142	$447,091	$334,765
Hudson Europe	481,623	1,616	483,239	447,483
Hudson Asia Pacific	436,877	(17,177)	419,700	412,427
Highland	62,827	(627)	62,200	61,679

Total revenue	$1,428,276	$(16,046)	$1,412,230	$1,256,354

Direct costs
Hudson Americas	$332,535	$297	$332,832	$248,103
Hudson Europe	277,184	1,324	278,508	265,414
Hudson Asia Pacific	278,532	(11,379)	267,153	269,067
Highland	3,094	(358)	2,736	3,550

Total direct costs	$891,345	$(10,116)	$881,229	$786,134

Gross margin
Hudson Americas	$114,414	$(155)	$114,259	$86,662
Hudson Europe	204,439	292	204,731	182,069
Hudson Asia Pacific	158,345	(5,798)	152,547	143,360
Highland	59,733	(269)	59,464	58,129

Total gross margin	$536,931	$(5,930)	$531,001	$470,220

Selling, general and administrative (a)
Hudson Americas	$105,246	$(164)	$105,082	$86,688
Hudson Europe	193,046	549	193,595	185,873
Hudson Asia Pacific	134,283	(4,543)	129,740	126,165
Highland	56,913	(222)	56,691	57,063
Corporate	36,108	—	36,108	33,533

Total selling, general and administrative expenses (a)	$525,596	$(4,380)	$521,216	$489,322

(a)	Selling, general and administrative expenses include the Condensed Consolidated Statements of Operations’ captions: selling, general and administrative and depreciation and amortization.